UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 15, 2024

Red Cat Holdings, Inc.

(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	001-40202 (Commission File Number)	88-0490034 (I.R.S. Employer Identification No.)

15 Ave. Munoz Rivera Ste 2200 San Juan, PR (Address of principal executive offices)	00901 (Zip Code)

Registrant’s telephone number, including area code: (833) 373-3228

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.001	RCAT	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 2.02 Results of Operations and Financial Condition.

On March 18, 2024, Red Cat Holdings, Inc. (the “Company”) issued a press release and will hold a conference call regarding its financial results for the quarter ended January 31, 2024. A copy of the press release is furnished as Exhibit 99.1 to this report.

The information furnished with this Item 2.02, including Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any other filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 15, 2024, the Company entered into an Addendum #2 to Executive Employment Agreement (the “Addendum”) with Joseph Hernon, the Company’s Chief Financial Officer, in order to (i) terminate his employment agreement, dated July 1, 2021, as amended (the “Hernon Employment Agreement”), (ii) enter into a Consulting Services Agreement between Mr. Hernon and the Company, effective as of March 15, 2024 (the “Hernon Consulting Agreement”), and (iii) extend the vesting and exercisability of previously issued equity compensation awards.

Under the Addendum, effective as of March 15, 2024, Mr. Hernon shall resign without Good Reason (as defined in the Hernon Employment Agreement) as the Chief Financial Officer of the Company, and shall instead provide consulting services to the Company pursuant to the terms of the Hernon Consulting Agreement. Additionally, each of Mr. Hernon’s outstanding stock options and restricted stock awards will continue to vest through August 1, 2024, except if Mr. Hernon breaches his contractual obligations to the Company or is terminated for Cause (as defined in the Hernon Consulting Agreement). To the extent vested on August 1, 2024, Mr. Hernon’s outstanding stock options shall remain exercisable until the earliest of the (i) June 30, 2027, (ii) the date on which such options would otherwise expire under their other terms and conditions even if hypothetically Mr. Hernon’s employment had not terminated, or (iii) the date on which Mr. Hernon materially breaches his contractual obligations to the Company or is terminated for Cause under the Hernon Consulting Agreement.

In connection with Mr. Hernon’s transition to a consulting role, effective as of March 15, 2024, the Company appointed Leah Lunger as its Interim Chief Financial Officer, interim principal financial officer and interim principal accounting officer. Ms. Lunger, age 33, has extensive finance, accounting and public company reporting experience. Since January 2023, Ms. Lunger has served as the Company’s Vice President of Finance, providing oversight of the Company’s financial, accounting and human resources functions. From November 2020 to December 2022, Ms. Lunger served as the Corporate Controller of the Company. From November 2017 to November 2020, Ms. Lunger served as the Controller of Fat Shark Holdings, a provider of equipment to the drone industry, which was subsequently acquired by the Company. Ms. Lunger is a Certified Public Accountant and has a degree in Accounting from Calvin College.

In connection with her appointment as Interim Chief Financial Officer, Ms. Lunger’s salary will increase to $230,000. The Company expects to enter into a new employment agreement with Ms. Lunger in the near term. Ms. Lunger has previously been eligible for, and will continue to participate in, the Company’s 2019 Equity Incentive Plan and will be entitled to employee benefits that similarly situated employees receive. Ms. Lunger is also expected to enter into the Company’s standard indemnification agreement in substantially the same form that the Company entered with its other directors and officers, the form of which was filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K, which was filed on September 17, 2021 with the SEC, and is incorporated herein by reference.

There are no other arrangements or understandings between Ms. Lunger and any other person pursuant to which she was appointed to the position of Interim Chief Financial Officer of the Company, and Ms. Lunger is not a party to any transaction that would require disclosure under Item 404(a) of Regulation S-K. There is no family relationship between Ms. Lunger and any director, executive officer, or person nominated or chosen by the Company to become a director or executive officer of the Company.

The foregoing summaries of the Addendum and the Hernon Consulting Agreement are qualified in their entirety by reference to the full text of the Addendum and the Hernon Consulting Agreement, copies of which are filed as Exhibit 10.1 and Exhibit 10.2 hereto, and which are incorporated herein by reference.

Item. 9.01. Financial Statements and Exhibits

Exhibit No.	Description
10.1	Addendum #2 to Executive Employment Agreement, between Joseph Hernon and the Company, dated March 15, 2024
10.2	Consulting Services Agreement, between Joseph Hernon and the Company, dated March 15, 2024
99.1	Press release, issued by Red Cat Holdings, Inc., dated March 18, 2024
104	Cover Page Interactive Data File (embedded within the inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RED CAT HOLDINGS, INC.

Dated: March 18, 2024	By:	/s/ Jeffrey Thompson
Name: Jeffrey Thompson
Title: Chief Executive Officer